EXHIBIT (h)(1)

AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this 14th day of November, 2002, by and between The Marsico Investment Fund, a Delaware business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Appointment

The Trust hereby appoints the Administrator as administrator of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.    Services as Administrator

(a)    Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the “Commission”) required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) assist in the preparation for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to review and approval of the Trust and the Trust’s independent accountants; (4) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act; (5) review the Registration Statement for the Trust (on Form N-1A

or any replacement therefor) and any amendments thereto; (6) determine and periodically monitor each Fund’s expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust; (7) assist in the acquisition of the Trust’s fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (8) from time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance); (9) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the Act; (10) prepare and/or file the documents to be filed with the states identified by the Trust to maintain the Fund’s securities registration; (11) develop with legal counsel and the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes; (12) coordinate preparation of other matters required to be reported to the board; (13) prepare Form 1099s for directors and other fund vendors; (14) calculate dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants; and (15) generally assist in the Trust’s administrative operations as mutually agreed to by the parties. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

(b)    The Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Funds and the Trust as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Trust when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Administrator by an officer or representative of the Funds or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust until receipt of written notice thereof from the Trust.

(c)    In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. Subject to the terms of Section 6, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by the Administrator for the Trust.

(e)    The Trust’s Board of Trustees and the Funds’ investment adviser have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the Investment Company Act of 1940, as amended, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser of their primary day-to-day responsibility for assuring such compliance.

3.    Fees; Delegation; Expenses

(a)    In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly, as provided in Schedule B hereto, plus out-of-pocket expenses. The Trust shall also pay the Administrator for organizational start-up services provided on behalf of the Funds as specified in Schedule B. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Trust, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds’ other service providers, brokers, dealers and depositories, fees and expenses of pricing services, and photocopying, postage and overnight delivery expenses. Fees shall be paid by each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund.

(b)    For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Trust’s Prospectuses and resolutions of the Trust’s Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Such fee as is attributable to each Fund shall be a separate charge to each Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

(c)    The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein. Other costs and expenses to be incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses incidental to holding meetings of the Fund’s shareholders and Trustees; and any extraordinary expenses; will be borne by the Funds or their investment adviser.

Expenses incurred for distribution of fund shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Trust, will be borne by the Trust or its investment adviser, except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws.

4.    Proprietary and Confidential Information

(a)    The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives shall not be subject to this paragraph.

(b)    The Administrator acknowledges that the Trust is required by Regulation S-P (17 CFR 248.1-248.30) to keep nonpublic personal information about its customers (“Customer Information”) confidential. Accordingly, the Administrator agrees that it shall not (a) use or disclose Customer Information other than to carry out the purposes for which the Trust or one of its affiliates disclosed such Customer Information to the Administrator or (b) disclose any Customer Information other than (i) to affiliates of the Trust; (ii) to affiliates of the Administrator, provided that such affiliates shall be restricted in use and disclosure of the Customer Information to the same extent as the Administrator; (iii) as permitted by the exceptions under Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which the Administrator received the Customer Information; and (iv) to subcontractors of the Administrator, provided that such subcontractors shall have entered into a confidentiality agreement no less restrictive than the terms hereof. For purposes of this paragraph, the term “affiliate” shall have the meaning set forth in Section 248.3(a) of Regulation S-P. The restrictions set forth in this paragraph shall apply during the term of and after the termination of this Agreement. To the extent any provisions of this paragraph conflict with other terms of this Agreement, this paragraph shall control.”

5.    Limitation of Liability

(a)    The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for any action taken or omitted to be taken in accordance with instructions received by the Administrator from an officer or representative of the Trust.

(b)    The Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Administrator’s control.

6.    Term

(a)    This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided in this Agreement, this Agreement shall continue in effect with respect to each Fund until December 31, 2003. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect as to each Fund for successive annual periods.

(b)    This Agreement may be terminated with respect to any one or more particular Funds without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than ninety (90) days’ written notice to the other party (which notice may be waived by the party entitled to the notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust.

(c)    Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, the Administrator shall deliver the records of the Fund(s) and/or Trust as the case may be to the Trust or person(s) designated by the Trust and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests the Administrator to provide services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.    Non-Exclusivity

The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), that such other entities may include the name of the Administrator as part of their name and that the Administrator or its affiliates may enter into investment advisory or other agreements with such other entities.

8.    Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law (except as to Section 9 hereof which shall be construed in accordance with Delaware law). To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.    Miscellaneous

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Funds to which such obligations pertain and the assets and property of such Funds. The Trust’s Certificate of Trust is on file with the Secretary of State of Delaware.

10.    Notices

Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: President, with a copy to General Counsel, and notice to the Trust shall be sent to The Marsico Investment Fund, 1200 17th Street, Suite 1300, Denver, Colorado 80202, Attention: Chris Marsico.

11.    Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

THE MARSICO INVESTMENT FUND (the “Trust”)

By:	/s/ Mary L. Watson
Authorized Officer

UMB FUND SERVICES, INC. (“Administrator”)

By:	/s/ Randy Paulick
Authorized Officer

Schedule A
to the
Amended and Restated
Administration Agreement
by and between
The Marsico Investment Fund
and
UMB Fund Services, Inc.

Name of Funds

The Marsico Focus Fund
The Marsico Growth Fund
The Marsico 21st Century Fund
The Marsico International Opportunities Fund

Schedule B
to the
Amended and Restated
Administration Agreement
by and between
The Marsico Investment Fund
and
UMB Fund Services, Inc.

Name of Fund	Average Net Assets	Annual Fees	Minimum Annual Fee

Focus Fund	Up to $50 Million	12.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis point

Growth Fund	Up to $50 Million	12.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

21st Century Fund	Up to $50 Million	12.0 basis points	$45,000
	$50 Million to $100 Million	6.0 basis points
	$100 Million to $250 Million	3.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

International Opportunities Fund	Up to $50 Million	13.0 basis points	$50,000
	$50 Million to $100 Million	7.0 basis points
	$100 Million to $250 Million	4.0 basis points
	$250 Million to $750 Million	1.0 basis points
	Over $750 Million	0.5 basis points

The minimum annual fee is subject to an annual escalation of five percent (5%), which escalation shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this Schedule B shall be required with each escalation. The foregoing fee schedule assumes a single class of shares for each Fund. Additional fees shall apply when adding any additional Fund(s) and/or classes including compensation for the Administrator’s services in connection with the organization of the new Fund(s) or classes. The Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree in writing.

Out-of-Pocket and Other Related Expenses

The Trust shall also pay/reimburse the Administrator’s out-of-pocket and other related expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel in connection with Board meetings and otherwise on behalf of the Trust, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds’ other service providers, brokers, dealers and depositories, fees and expenses of pricing services, fees of research services including Lexis/Nexis, Morningstar and Lipper, NASDAQ and other service interface fees, EDGAR related fees, long distance telephone charges, and photocopying, faxes, postage and overnight delivery expenses.

Edgar Filing Production Management Fees

• Annual Registration Statements (e.g., 485)	$1,000
• Follow-up filings to Annual Registration Statements, excluding 497J (see below)	$850
• Certification of No Change to Prospectus and/or SAI (497J)	$300
• Other	$250 minimum